EMPLOYMENT AGREEMENT BY CARBON-ION, ENERGY INC AND ADRIAN JONES

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 12th day of April, 2021 (the "Effective Date"), between Carbon-ion Energy, Inc., a Delaware Company, with offices at 576 Fifth Avenue, Suite 903, New York, NY 10036, USA (the "Company") and Adrian Jones, an individual whose address is The Old Cottage, Winterbourne, Newbury, Berkshire, RG20 8BB, UK (the "Executive"), under the following circumstances:

RECITALS

A. The Company is a Delaware Company and is principally engaged in the business of developing next generation supercapacitors and other energy battery solutions (the "Business").

B. The Executive has extensive experience in financial management and financial management, accounting and SEC reporting.

C. The Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth;

D. The Executive desires to render services to the Company upon the terms and conditions hereinafter set forth; and

E. The Company and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive's employment by the Company.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment as an executive officer of the Company, upon the terms and conditions hereinafter set forth in this agreement.

2. Authority and Power During Employment Period.

a. Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as the Chief Financial Officer for the Company and shall have general executive operating supervision over the accounting and information technology departments of the Company, its subsidiaries and divisions, subject to the guidelines and direction of the Board of Directors of the Company.

b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote most of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company.

3. Term of Employment.

The term of this Agreement shall commence upon the Effective Date and shall continue for one (1) year (the "Initial Term") from such date and shall automatically be extended for additional terms of one (1) year each (each a "Renewal Term") unless either party gives prior written notice of non-renewal to the other party no later than six (6) months prior to the expiration of the Initial Term ("Non-Renewal Notice"), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the "Term."

4. Compensation and Benefits of the Executive

a. Salary. The Executive shall be paid a base salary (the "Base Salary"), in equal monthly instalments during the Term, at an annual rate of Two Hundred and Fifty Thousand Dollars ($250,000) beginning at the Effective Date of this Agreement for the first year and an increase in base salary of between Fifteen Thousand Dollars to Thirty thousand ($15,000 to $30,000) each year. The range of the raise will be at the discretion of the compensation committee. In addition the Executive will receive a car allowance of

$1,000.00 per month during the term of this agreement. The Company will make such deductions as shall be required to be withheld by applicable law and regulations

b. Performance Based Bonus. As additional compensation, the Executive shall be entitled to receive a bonus ("Bonus") for each fiscal year during the Term of the Executive's employment by the Company in an amount determined by the compensation committee and paid in either stock, stock options and or cash.

c. Options. Subject to the approval of the Compensation Committee, the Executive will be granted an option (the "Option") to purchase up to __TBA__________ shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the date of grant, under the Company's Equity Incentive Plan (the "Plan"). The Option will be subject to the terms and conditions of the Plan, as set forth in the Plan and the applicable Incentive Stock Option Agreement.

d. Executive Benefits. The Executive shall be entitled to participate in benefit programs of the Company currently existing or hereafter made available to comparable executives, including, but not limited to, group life insurance and health insurance.

e. Vacation. During each fiscal year of the Company, the Executive shall be entitled to five (5) weeks paid-time-off per year as defined in the Company's employee handbook.

f. Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefore.

g. The Company shall execute and deliver in favour of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Company. Such agreement shall provide for the indemnification of the Executive for the Term of his employment and for a period of at least six (6) years thereafter. The Company shall maintain directors' and officers' insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Executive's employment hereunder shall terminate upon the happening of any of the following events:

(i) Termination by the Company for Cause, Upon Death or Disability. For purposes of this Agreement, "Cause" shall mean: (i) Executive's grossly negligent or willful disregard of the lawful and reasonable directives of the Board clearly communicated to Executive and which remains uncured after thirty (30) days' written notice from the Company notifying Executive of such gross negligence or willful misconduct in reasonable detail; (ii) Executive's material breach of the terms of this Agreement which remains uncured after thirty (30) days' written notice from the Company notifying Executive of such breach in reasonable detail (and if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, as long as the cure is commenced and continuing within such thirty (30) day period, Executive shall have a reasonable period of time to cure such breach); (iii) engages in misconduct that cause material harm to the financial condition or reputation of the Company or any of its affiliates; or (iv) Executive pleads "guilty" or "no contest" to or is indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves Executive's fraud or dishonesty, for which such termination shall be immediate. The Company may terminate Executive's employment for Cause immediately. The Company may terminate Executive immediately upon death or upon Disability (as defined herein) in accordance with the terms set forth in Section 5(a)(iii) below. In the event of a termination for Cause, upon Disability (as defined herein) or death, Executive shall be paid: (i) his then Base Salary accrued up to and including the date of termination, paid within thirty (30) days, (ii) unreimbursed expenses, paid in accordance with this Agreement and the Company's policies, and (iii) any accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the "Accrued Obligations").

(ii) Termination by the Company other than for Cause or Resignation by the Executive. Either of the Company or Executive may terminate the Term at any time and for any reason upon sixty (60) days written notice, which the Company may waive at its discretion. If the Company or the Executive terminates the Term pursuant to this Section, Executive shall be paid the Accrued Obligations.

(iii) Definition of Disability. For the purposes of this Agreement, "Disability" shall mean that Executive has become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

6. Intentionally Omitted.

7. Intentionally Omitted.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive's employment hereunder. All references to the Company in Section 8 hereof shall include any subsidiary of the Company.

9. Intentionally Omitted.

10. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 8 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, supersedes, as of the Effective Date, all prior understandings and agreements, whether oral or written, between the Executive and the Company with respect to such employment, and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third (3rd) business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

Carbon-Ion Energy, Inc.

/s/ Andrew Sispoidis

By: Andrew Sispoidis
Title: Chief Executive Officer

EXECUTIVE:

/s/ Adrian H Jones

By: Adrian H Jones